                                                                    Exhibit 99.1


                                 [SIMMONS LOGO]



                                                      Contacts:

                                                      Chris Tofalli
                                                      Broadgate Consultants,Inc.
                                                      (212) 232-2222

                                                      William S. Creekmuir
                                                      Simmons Company
                                                      (770) 673-2625


                    SIMMONS COMPANY ANNOUNCES FOURTH QUARTER
                              AND FULL YEAR RESULTS

               RECORD ADJUSTED EBITDA FOR 2002 NEARS $100 MILLION
                         POSTS NET INCOME OF $24 MILLION


ATLANTA, March 3, 2003 - Simmons Company, a leading manufacturer of premium branded bedding products, today announced operating results for the fourth quarter and full year 2002, posting increased net income and record adjusted Earnings Before Income Taxes, Depreciation and Amortization (EBITDA) for the full year.

For the year ended December 28, 2002 net sales increased 9.4% to $670.4 million, as compared to $613.0 million for the year ended December 29, 2001. Net sales for the fourth quarter of 2002 were $156.1 million, compared to $145.8 million for the same period a year ago, a 7.1% increase. Reported sales for both years reflect the adoption at the beginning of the Company's 2002 fiscal year of Financial Accounting Standards Board Emerging Issues Task Force Issue No. 01-9 ("EITF 01-9"), Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products. Exclusive of the EITF 01-9 sales adjustments, which is similar to the sales methodology utilized by the International Sleep Products Association in calculating market share, 2002 fourth quarter sales were $172.1 million, up 4.5% versus the same period in 2001. On the same basis, 2002 fiscal year sales were $720.8 million, a 4.5% increase over 2001.

For fiscal year 2002, net income was $24.4 million compared to a net loss of $1.1 million for fiscal year 2001. For the 2002 fourth quarter, net income was $6.3 million compared to a net loss of $3.6 million for the same period a year ago.

For fiscal year 2002, adjusted EBITDA was $99.3 million compared to $78.3 million for fiscal year 2001, a 26.8% increase. For the 2002 fourth quarter, adjusted EBITDA was $23.4 million compared to $21.5 million in the prior year, an 8.5% increase.

Charlie Eitel, Chairman and Chief Executive Officer of Simmons, said, "We made outstanding progress in 2002 in a number of areas, most notably increasing sales by adding new customers and improving our product mix. Growing our top line in the current environment is quite an accomplishment. We are extremely pleased with our operating results which allowed us to continue to deleverage."

Mr. Eitel added, "Implementation of cost savings initiatives and a favorable sales mix shift have significantly improved our operating margins. By focusing on safety, quality, service and costs, the Simmons manufacturing team has lowered material waste, enhanced manufacturing efficiencies and meaningfully reduced workplace injuries. Gross margins improved to 46.8% of net sales in 2002, the sixteenth consecutive quarter of gross margin improvement versus the comparable quarter of the prior year."

Total debt levels declined by $11.8 million during the fourth quarter to $242.4 million. Executive Vice President and Chief Financial Officer William S. Creekmuir said, "Our debt reduction in the fourth quarter is reflective of our continued success in expanding margins to increase operating cash flows, while at the same time effectively managing our balance sheet." In 2002, the Company reduced total debt by $53.5 million and the Company's leverage ratio at the end of 2002 was 2.4 times adjusted EBITDA.

Mr. Eitel continued, "In a difficult economic environment, I am pleased by our strong performance. Our financial results demonstrate that by offering a diverse mix of innovative quality products at various price points we can succeed even in challenging market conditions. We have an experienced management team and a tremendous depth of talent which we believe will enable us to identify new opportunities for growth."

Among the new products launched in 2002 were BackCare Kids(TM), Simmons' first line of mattresses for children, and the 2003 BackCare(R)line. "We are very encouraged by the initial response to these products. The feedback from our dealers has been extremely positive. These new products, when added to our successful Beautyrest(R) product line, provide our dealers a diverse line up of products that address the need of consumers for a better night's sleep," said Mr. Eitel.

Separately, Simmons announced the acquisition on February 28, 2003 of SC Holdings, Inc., a leading mattress retailer in the Pacific Northwest which operates stores under the Sleep Country USA and Mattress Gallery names. As part of the transaction, Simmons acquired 49 retail mattress stores from Fenway Partners for approximately $18.4 million, plus transaction costs and additional contingent consideration based on performance. Together with its existing 59 retail mattress stores, which operate in Southern California as Mattress Gallery, Simmons will control a retail organization with a presence in the Los Angeles, San Diego, Portland and Seattle markets. Mr. Eitel commented, "We believe that through Sleep Country USA/Mattress Gallery in Oregon and Washington working closely with our existing Mattress Gallery operations in California, we can leverage the strengths of both of these organizations. By doing so, we believe a more profitable combined retail operation will be created which will also be more attractive to potential acquirers. We see this acquisition as a step towards our ultimate exit from retail and we plan no further retail investments."

The Company will webcast its 2002 financial results via a conference call on Tuesday, March 4, 2003, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company's website www.simmons.com and will also be available for replay through March 18, 2003.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate", "plans" or similar expressions, relate to future financial results including expected benefits from our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, increased market share, reduction of manufacturing costs, generation of free cash flow and reduction of debt, changes in consumer confidence or demand, expansion of the market value of retail operations, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Form 10-K for 2001, the Form 10-Q for the first, second and third quarters of 2002, and the Form 10-K to be filed for 2002. The Company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                           (Preliminary and Unaudited)


                                                            Quarter Ended                 Year Ended
                                                            -------------                 ----------
                                                      December 28,  December 29,   December 28,  December 29,
                                                         2002          2001           2002          2001
                                                       ---------     ---------      ---------     ---------

Net sales*                                             $ 156,101     $ 145,757      $ 670,390     $ 612,995
     Cost of products sold                                84,365        80,800        356,444       365,420
                                                       ---------     ---------      ---------     ---------
Gross profit                                              71,736        64,957        313,946       247,575

Operating expenses:
     Selling, general and administrative expenses*        53,106        47,713        232,265       185,092
     Non-cash variable stock compensation expense          4,000         9,326         15,561        14,847
     ESOP expense                                             --           876             --         2,816
     Amortization of intangibles                              17         9,987          1,030        16,309
                                                       ---------     ---------      ---------     ---------
                                                          57,123        67,902        248,856       219,064
                                                       ---------     ---------      ---------     ---------
Operating income (loss)                                   14,613        (2,945)        65,090        28,511
     Interest expense, net**                               5,970         8,847         25,532        33,245
     Other expense, net                                      778           239          2,055         3,038
                                                       ---------     ---------      ---------     ---------
Income (loss) before income taxes                          7,865       (12,031)        37,503        (7,772)
Income tax expense (benefit)                               1,523        (8,430)        13,128        (6,640)
                                                       ---------     ---------      ---------     ---------
Net income (loss)                                      $   6,342     $  (3,601)     $  24,375     $  (1,132)
                                                       =========     =========      =========     =========

Adjusted EBITDA                                        $  23,382     $  21,545      $  99,282     $  78,337
                                                       =========     =========      =========     =========

Adjusted EBITDA:
   Net income (loss)                                   $   6,342     $  (3,601)     $  24,375     $  (1,132)
   Interest expense, net                                   5,970         8,847         25,532        33,245
   Amortization of intangibles                                17         9,987          1,030        16,309
   Depreciation and other amortization expense             4,709         4,214         17,407        15,457
   Income tax expense (benefit)                            1,523        (8,430)        13,128        (6,640)
   Other expense, net                                        778           239          2,055         3,038
   ESOP expense                                               --           876             --         2,816
                                                       ---------     ---------      ---------     ---------

        EBITDA                                            19,339        12,132         83,527        63,093

    Non-cash variable stock compensation                   4,000         9,326         15,561        14,847
    Interest income                                           43            87            194           397
                                                       ---------     ---------      ---------     ---------

         Adjusted EBITDA***                            $  23,382     $  21,545      $  99,282     $  78,337
                                                       =========     =========      =========     =========

* Reported sales for both years reflect the adoption at the beginning of the Company's 2002 fiscal year of Financial Accounting Standards Board Emerging Issues Task Force Issue No. 01-9 ("EITF 01-9"), Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products. The adoption of this new accounting pronouncement had the effect of decreasing net sales, selling, general and administrative expenses, and cost of products sold by $16.0 million, $15.3 million and $0.7 million, respectively, for the fourth quarter of 2002 and $19.0 million, $18.2 million and $0.8 million, respectively, for the fourth quarter of 2001. The adoption of EITF 01-9 also had the effect of decreasing net sales, selling, general and administrative expenses, and cost of products sold by $50.4 million, $49.7 million and $0.7 million, respectively, for the year ended December 28, 2002 and $77.1 million, $76.3 million and $0.8 million, respectively, for the year ended December 29, 2001. The sales increase in the fourth quarter and fiscal year 2002 was positively impacted by new distribution developed over the last year and increased sales of higher priced products.

** Due to the adoption of Statement of Financial Accounting Standards (FAS) No. 145, Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections, $507 thousand of 2001 fourth quarter and fiscal year extraordinary expense, net of tax, related to accelerated debt payments, has been reclassified to interest expense. The total increase in 2001 fourth quarter and fiscal year interest expense is $874 thousand, which reflects the pre-tax amount of the loss recognized due to accelerated payments. Income tax benefit for the 2001 fourth quarter and fiscal year has been adjusted accordingly.

***  As defined by our Senior Credit Agreement

                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                           (Preliminary and Unaudited)


                                                December 28,    December 29,
                                                    2002            2001*
                                                 ---------       ---------
ASSETS
Current assets:
     Cash and cash equivalents                   $   5,755       $   1,209
     Accounts receivable, net                       71,067          70,896
     Inventories                                    23,322          24,400
     Deferred income taxes                           3,265           5,296
     Other current assets                           20,912          13,371
                                                 ---------       ---------
          Total current assets                     124,321         115,172
                                                 ---------       ---------

Property, plant and equipment, net                  39,660          45,276
Goodwill, net                                      172,643         172,643
Intangible assets, net                               6,711           3,800
Deferred income taxes                               24,505          34,706
Other assets                                        17,472          14,069
                                                 ---------       ---------
                                                 $ 385,312       $ 385,666
                                                 =========       =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
     Current maturities of long-term debt**      $     504       $  12,147
     Accounts payable                               39,137          29,306
     Accrued liabilities                            54,145          46,765
                                                 ---------       ---------
          Total current liabilities                 93,786          88,218
                                                 ---------       ---------

Long-term debt**                                   241,871         283,767
Accrued stock compensation                          26,778          12,324
Other non-current liabilities                       16,848          15,596
                                                 ---------       ---------
     Total liabilities                             379,283         399,905
                                                 ---------       ---------

Commitments and contingencies
Redemption obligation - ESOP                        61,218          44,079

Common stockholder's deficit:
     Common stock                                      320             320
     Accumulated deficit                           (55,365)        (58,513)
     Accumulated other comprehensive loss             (144)           (125)
                                                 ---------       ---------
          Total common stockholder's deficit       (55,189)        (58,318)
                                                 ---------       ---------
                                                 $ 385,312       $ 385,666
                                                 =========       =========



*    Derived from the Company's 2001 audited Consolidated Financial Statements.

** Leverage ratio, as defined by our Senior Credit Agreement, of 2.4 is calculated as total debt ($242,375) divided by Adjusted EBITDA ($99,282).